UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Host Marriott Corporation

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6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD TUESDAY, MAY 13, 2003

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Host Marriott Corporation, which will be held in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, May 13, 2003 at 11:00 a.m. Doors to the meeting will open at 10:30 a.m. At the meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal 1:

Election of Robert M. Baylis, Ann McLaughlin Korologos and Terence C. Golden as directors for three-year terms expiring at the 2006 annual meeting and Judith A. McHale as a director for the remainder of the term expiring at the 2005 annual meeting;

Proposal 2:	Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for the 2003 calendar year; and

Proposal 3:	Consideration of a stockholder proposal regarding the annual election of all directors.

Stockholders will also transact other business if any is properly brought before the annual meeting.

If you were a stockholder of record at the close of business on March 26, 2003, you may vote at the annual meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card in the envelope provided.

This proxy statement provides information about the proposals to be voted on at the meeting and the procedures for the meeting. It also describes how the Company’s Board of Directors operates and gives certain information about the Company. Also included with this proxy statement is a copy of our 2002 Annual Report to Stockholders. We encourage you to read the proxy statement and the annual report carefully.

By order of the Board of Directors,

/s/ ELIZABETH A. ABDOO

Elizabeth A. Abdoo

Corporate Secretary

April 7, 2003

Your vote is important to us. Please promptly complete, date, sign and return the enclosed proxy card whether or not you plan to attend the meeting.

Please refer to the reverse side of this notice for information on accommodations and directions to the hotel.

ANNUAL MEETING OF STOCKHOLDERS

OF HOST MARRIOTT CORPORATION

The 2003 Annual Meeting of Stockholders of Host Marriott Corporation will be held in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, May 13, 2003, at 11:00 a.m. Doors to the meeting will open at 10:30 a.m.

A special “Stockholder Annual Meeting” rate is offered at the hotel for Monday, May 12, 2003, the night before the meeting. A limited number of rooms are available for this special rate of $219, single or double occupancy. To receive this special rate, please call the hotel directly and ask for the Host Marriott Corporation “Stockholder Annual Meeting” rate for May 12. Applicable taxes and gratuities will be additional, and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

The Ritz-Carlton, Tysons Corner

1700 Tysons Boulevard

McLean, Virginia 22102

Telephone: (703) 506-4300

Directions to the hotel:

From Ronald Reagan Washington National Airport: Take the George Washington Parkway north to I-495 South. Then exit on Tysons Corner/Route 123 South (Exit 11B). Turn right at the first light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left.

From Dulles International Airport: Take the Dulles Access Road East to Exit 17, Spring Hill Road. Please stay in the far right lane. After paying the toll, turn right onto Spring Hill Road and proceed straight through the traffic light. Spring Hill Road becomes International Drive. Turn left at the third light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the right, next to the MCI Building.

West on I-66 from Downtown Washington, D.C.: Take I-66 West to Exit 67, I-495 toward Baltimore/Dulles. Then exit on Tysons Corner/Route 123 South, Exit 10A. Continue on Route 123 South, bearing right at the fourth light onto Tysons Boulevard. The Ritz-Carlton Hotel is on the left.

PROXY STATEMENT

HOST MARRIOTT CORPORATION

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817-1109

PROXY STATEMENT

ATTENDANCE AND VOTING MATTERS

Introduction

The annual meeting will be held on Tuesday, May 13, 2003, at 11:00 a.m. in Salon III at The Ritz-Carlton, Tysons Corner, located at 1700 Tysons Boulevard, McLean, Virginia. You are entitled to vote at our 2003 annual meeting because you were a stockholder at the close of business on March 26, 2003, the record date for this year’s annual meeting. That is why you were sent this proxy statement, which contains information about the items to be voted upon at our annual stockholders meeting.

Q:    What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. When you return the enclosed proxy card, you are giving us your permission to vote your shares of common stock at the annual meeting as you designate on the proxy card. The people who will vote your shares of common stock at the annual meeting are Christopher J. Nassetta and Elizabeth A. Abdoo.

Q:    What is a proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at the annual stockholders meeting. This proxy statement summarizes information that we are required to provide you under the rules of the Securities and Exchange Commission, or SEC, when we ask you to sign a proxy. It is designed to assist you in voting.

Q:    What does it mean if I get more than one proxy card?

You should vote on each proxy card you receive. You will receive separate proxy cards for all of the shares you hold in different ways, such as jointly with another person, or in trust, or in different brokerage accounts. If you hold shares in a stock brokerage account, you will receive a proxy card or information about other methods of voting from each broker, and you must send your vote to your broker according to the broker’s instructions.

Q:    What may I vote on?

You may vote on the following proposals

(1)	Election of Robert M. Baylis, Ann McLaughlin Korologos and Terence C. Golden as directors for three-year terms expiring at the 2006 annual meeting and Judith A. McHale as a director for the remainder of the term expiring at the 2005 annual meeting;

(2)	the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2003;

(3)	a stockholder proposal regarding the annual election of all directors; and

(4)	any other business as may properly come before the meeting or any adjournment or postponement thereof.

Q:    Who is entitled to vote?

Anyone who owned common stock of the Company at the close of business on Wednesday, March 26, 2003, the record date, is entitled to vote at the annual meeting.

We are first sending the proxy solicitation materials, together with the Company’s 2002 Annual Report, on April 7, 2003 to all stockholders entitled to vote at the meeting.

Q:    How do I vote?

You may vote your shares of common stock either by proxy or in person. You may vote in person by attending the annual meeting and voting in person. You can vote by proxy by completing, signing and dating the enclosed proxy card and returning it to us by mail in the envelope provided. The instructions for voting are contained on the enclosed proxy card. The individuals named on the card are your proxies. They will vote your shares as you indicate. If you sign your card without indicating how you wish to vote, all of your shares will be voted:

(1)	FOR the nominees as directors;

(2)	FOR the ratification of the appointment of KPMG LLP as independent auditors of the Company for 2003;

(3)	AGAINST the stockholder proposal regarding the annual election of all directors; and

(4)	at the discretion of your proxies on any other matters that may be properly brought before the annual meeting.

Q:    What if I return my proxy card and then change my mind?

You have the right to revoke your proxy at any time before the annual meeting if you:

(1)	File a written notice of revocation dated after the proxy date with EquiServe Trust Company, N.A., or EquiServe (formerly First Chicago Trust Company of New York), in its capacity as our transfer agent; or

(2)	send EquiServe a later-dated proxy for the same shares of common stock; or

(3)	attend the annual meeting AND vote there in person.

The mailing address for EquiServe is P.O. Box 8611, Edison, New Jersey 08818-9119.

Q:    How many shares of common stock may vote at the annual meeting?

At the close of business on March 26, 2003, there were 267,431,110 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held.

Q:    What vote is required to approve each proposal?

Directors are elected by a plurality of the votes cast. Of all nominees, the top four in terms of “for” votes received will be elected directors. Shares not voted will not affect the election of the directors except to the extent that failure to vote for an individual results in another individual’s receiving a larger proportion of votes.

The proposal to ratify the approval of KPMG LLP as independent auditors for 2003 will require approval by a majority of votes cast at the annual meeting.

Under our Articles of Incorporation, the stockholder proposal regarding the annual election of all directors must receive the affirmative vote of the holders of at least two-thirds of the total number of outstanding shares of our common stock as of the record date, March 26, 2003.

Q:    What is a “quorum”?

A quorum is the presence at the annual meeting, in person or by proxy, of a majority of the outstanding shares of our common stock. Since there were 267,431,110 shares of common stock outstanding at the close of business on March 26, 2003, the presence of holders of 133,715,556 shares is a quorum. We must have a quorum to conduct the meeting. If a quorum is not present or if we decide that more time is necessary for the solicitation of proxies, we may adjourn the annual meeting. We may do this with or without a stockholder vote. If there is a stockholder vote to adjourn, the named proxies will vote all shares of common stock for which they have voting authority in favor of adjournment.

Q:    How are abstentions and broker non-votes treated?

Shares of our common stock represented by proxies that are marked “withhold authority” (with respect to the election of the nominees for election as a director), or marked “abstain,” or which constitute broker non-votes, will be counted as present at the meeting for the purpose of determining a quorum. Broker non-votes occur when a nominee holding shares of our common stock for a beneficial owner has not received voting instructions from the beneficial owner and such nominee does not possess or does not choose to exercise discretionary authority with respect to such shares.

With respect to any matter to be decided by a plurality (such as the election of a director) or by a majority or by a supermajority, as the case may be, of the votes cast at the meeting, none of the proxies marked “withhold authority” or marked “abstain,” or which constitute broker non-votes, will be counted for the purpose of determining the number of votes cast at the meeting.

Q:    How will voting on any other business be conducted?

Although we do not know of any other business to be considered at the annual meeting other than the election of directors and the additional proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your signed proxy card gives authority to Christopher J. Nassetta and Elizabeth A. Abdoo, or either of them, to vote on such matters at their discretion. Unless otherwise required by our Articles of Incorporation or Bylaws or by applicable Maryland law, any other matter properly presented for a vote at the meeting will require the affirmative vote from a majority of the shares of our common stock present and voting on such proposal.

Q:    Who will count the votes?

Representatives of EquiServe, our transfer agent, will act as the inspectors of election and will tabulate the votes.

Q:    Who pays the cost of this proxy solicitation?

We will bear the entire cost of this proxy solicitation. We have hired the firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010, to assist in the solicitation of proxies on behalf of our Board. MacKenzie Partners has agreed to perform these services for a fee of $6,500, plus certain reimbursable expenses. In addition, we will, upon request, reimburse brokerage firms, banks and other nominees who hold our stock on behalf of other beneficial owners for their reasonable expenses related to forwarding our proxy materials to those beneficial owners.

Q:    Is this proxy statement the only way that proxies are being solicited?

No. In addition to mailing these proxy solicitation materials, our officers and employees may solicit proxies by further mailings or personal conversations, or by telephone, facsimile, telex or other electronic means.

PROPOSAL ONE: ELECTION OF DIRECTORS

Four directors will be elected at the 2003 annual meeting of stockholders. Judith A. McHale is nominated for election as a Class I director to serve until the annual meeting of stockholders in 2005. Ms. McHale was approved by our Board of Directors in December 2002 to fill a vacancy on our Board. Ms. McHale is required to stand for election at this annual meeting to serve as a director until the annual meeting of stockholders in 2005, when all Class I directors will stand for election. The other Class I Director is John G. Schreiber, who was re-elected last year.

In addition, Robert M. Baylis, Ann McLaughlin Korologos and Terence C. Golden are each nominated for election as Class II directors to serve until the annual meeting of stockholders in 2006. Mr. Baylis, Ms. Korologos, and Mr. Golden are all currently directors of the Company.

The table below contains biographical information about the nominees for election as directors, as well as for those directors continuing in office. Each nominee has consented to serve if re-elected, but should any one be unavailable to serve (an event which our Board does not now anticipate), the proxies named on your proxy card will vote for the substitute nominee recommended by the Board of Directors.

The Board of Directors unanimously recommends that you vote FOR each of the nominees for director.

NOMINEES FOR DIRECTOR

Robert M. Baylis Director since 1996 Age: 64

Mr. Baylis is the retired Vice Chairman of CS First Boston. Prior to his retirement, he was Chairman and Chief Executive Officer of CS First Boston Pacific, Inc. Mr. Baylis is also a Director of New York Life Insurance Company, Covance, Inc., Gildan Activewear, Inc., and PartnerRe Ltd. In addition, he is an overseer of the University of Pennsylvania Museum, a Director of The International Forum, an executive education program of the Wharton School, and a member of the Advisory Council of the Economics Department of Princeton University. If elected as a director, Mr. Baylis’s term as a director would expire at the 2006 annual meeting of stockholders.

Terence C. Golden Director since 1995 Age: 58

Mr. Golden served as our President and Chief Executive Officer from 1995 until his retirement in May 2000. He serves as Chairman of Bailey Capital Corporation. In addition, Mr. Golden is a director of Cousins Properties, Inc., Potomac Electric Power Company, and The Morris and Gwendolyn Cafritz Foundation. He is also Chairman of the Federal City Council. Prior to coming to Host Marriott, Mr. Golden had served as chief financial officer of The Oliver Carr Company and was a Founder and National Managing Partner of Trammel Crow Residential Companies. He was also a director of Prime Retail Inc. from 1994 to 2000. He has also served as Administrator of the U.S. General Services Administration and as Assistant Secretary of the U.S. Department of the Treasury from 1984 to 1985. If elected as a director, Mr. Golden’s term as a director would expire at the 2006 annual meeting of stockholders.

Ann McLaughlin Korologos Director since 1993 Age: 61

Ms. Korologos is Senior Advisor to Benedetto, Gartland & Company, Inc., an investment banking firm in New York, and is Vice Chairman of the Rand Board of Trustees. She formerly served as President of the Federal City Council from 1990 until 1995 and as Chairman of the Aspen Institute from 1996 until August 2000. Ms. Korologos has served with distinction in several United States Administrations in such positions as Secretary of Labor and Under Secretary of the Department of the Interior. She also serves as a Director of AMR Corporation, Fannie Mae, Kellogg Company, Microsoft Corporation, Vulcan Materials Company and Harman International Industries, Inc. If elected as a director, Ms. Korologos’ term as a director would expire at the 2006 annual meeting of stockholders.

Judith A. McHale Director since 2002 Age: 56

Ms. McHale has been President and Chief Operating Officer of Discovery Communications, Inc., the parent company of cable television’s Discovery Channel since 1995. From 1989 to 1995, she served as Executive Vice President and General Counsel of Discovery Communications, Inc. Ms. McHale is also a Director of the John Hancock Financial Services Company, Polo Ralph Lauren Corporation and Potomac Electric Power Company. Ms McHale is Chair of the Board of Directors of Cable in the Classroom and also serves on the boards of the Children’s National Medical Center Campaign Trustees Group, the Honorary Advisory Council of the Children’s Inn at National Institute of Health, Vital Voices Global Partnership, The Africa Society, and Africare. If elected as a director, Ms. McHale’s term as a director would expire at the 2005 annual meeting of stockholders.

OTHER DIRECTORS CURRENTLY IN OFFICE

Richard E. Marriott Chairman of the Board Director since 1979 Age: 64

Mr. Richard E. Marriott is our Chairman of the Board. He is also a Director of the Polynesian Cultural Center and is Chairman of the Board of First Media Corporation. Mr. Marriott also serves on the Federal City Council, the Board of Associates for Gallaudet University and the National Advisory Council of Brigham Young University. He is a past President of the National Restaurant Association. In addition, Mr. Marriott is the President and a Trustee of the Marriott Foundation for People with Disabilities. Mr. Marriott’s term as a director expires at the 2004 annual meeting of stockholders.

Christopher J. Nassetta President and Chief Executive Officer Director since 1999 Age: 40

Mr. Nassetta is our President and Chief Executive Officer. He also serves as a Director of CoStar Group, Inc., as a Trustee of Prime Group Realty Trust and as a member of the McIntire School of Commerce Advisory Board for the University of Virginia. Mr. Nassetta joined our Company in 1995 as Executive Vice President and was elected our Chief Operating Officer in 1997. He became our President and Chief Executive Officer in May 2000. Prior to joining us, Mr. Nassetta served as President of Bailey Realty Corporation from 1991 until 1995, and he had previously served as Chief Development Officer and in various other positions with The Oliver Carr Company. Mr. Nassetta’s term as a director expires at the 2004 annual meeting of stockholders.

John G. Schreiber Director since 1998 Age: 56

Mr. Schreiber is President of Centaur Capital Partners, Inc. and a co-founder and partner of Blackstone Real Estate Advisors L.P., an affiliate of The Blackstone Group L.P. He serves as a Trustee of AMLI Residential Properties Trust and as a Director of JMB Realty Corporation, The Rouse Company, The Brickman Group, Ltd. and a number of mutual funds advised by T. Rowe Price Associates, Inc. Prior to his retirement as an officer of JMB Realty Corporation in 1990, Mr. Schreiber was Chairman and Chief Executive Officer of JMB/Urban Development Company and an Executive Vice President of JMB Realty Corporation. Mr. Schreiber’s term as a director expires at the 2005 annual meeting of stockholders.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has unanimously approved and voted to recommend that the stockholders ratify the appointment of KPMG LLP as independent auditors of the Company for 2003. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to questions.

The Board of Directors unanimously recommends a vote FOR ratifying the appointment of KPMG LLP as independent auditors of the Company for 2003.

PROPOSAL THREE:

STOCKHOLDER PROPOSAL REGARDING

ANNUAL ELECTION OF ALL DIRECTORS

Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, owns 500 shares of our common stock. As a stockholder, Mrs. Davis has notified us of her intention to propose the following resolution at the 2003 annual meeting:

“RESOLVED: That the stockholders of Host Marriott recommend that the board of directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.”

Stockholder’s Supporting Statement

In support of the resolution, Mrs. Davis has submitted the following statement:

“The great majority of New York Stock Exchange listed corporations elect all their directors each year.

This insures that ALL directors will be more accountable to ALL stockholders each year and to a certain extent prevents the self-perpetuation of the Board.

Last year the owners of 71,493,455 shares, representing approximately 36.5% of shares voting, voted FOR my proposal.

If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Response

Mrs. Davis has submitted this proposal at the last seventeen annual meetings of stockholders, and it has been defeated on each occasion. The Board of Directors, as well as the Nominating and Corporate Governance Committee, has again considered the proposal and believes that the classified Board structure now in place continues to be in the best interests of the Company and its stockholders. For this reason, the Board of Directors again recommends that stockholders vote AGAINST the proposal.

Under the Company’s Articles of Incorporation, the Board is divided into three classes with directors elected to staggered three-year terms. Approximately one-third of the directors stand for election each year. This structure has been in place since it was approved by holders of 86% of our common stock in 1984 as an amendment to our then Certificate of Incorporation (as a Delaware company). In addition, at the special meeting of stockholders concerning the REIT conversion held in 1998, holders of more than 99% of the shares of our common stock voted to approve the transactions comprising the REIT conversion, including the adoption of our Articles of Incorporation for re-incorporation in Maryland. Those Articles of Incorporation similarly classify the Board of Directors into three classes, with one class being elected each year.

A classified board offers important advantages to stockholders and is the method of governance used by a majority of S&P 500 companies. Most notable among these advantages are increased stability, improved long-term planning and enhanced independence. The three-year staggered terms promote stability by ensuring that a majority of the Company’s directors at any given time will have had prior experience and familiarity with the business and affairs of the Company. Directors who have experience with the Company and knowledge about its business are a valuable resource and are better positioned to make the decisions that are best for the Company and its stockholders.

The Board also believes that electing directors to staggered three-year terms enhances long-term strategic planning. The continuity made possible by the classified structure is critical to the proper oversight of a company like Host Marriott, which requires that investments in its properties be made over long periods of time. The annual election of only one-third of the Board also helps to prevent abrupt changes in corporate policies, based on misplaced short-term objectives, which might result if the entire Board could be replaced in one year.

Electing directors to three-year, as opposed to one-year, terms also enhances the independence of non-management directors by providing them with a longer assured term of office. By removing the threat of imminent removal, the Board believes that directors are better positioned to act in the long-term best interests of stockholders. The existence of three-year terms also assists the Company in attracting director candidates who are willing to make longer-term commitments to the Company.

The Board of Directors also believes that directors elected to a classified Board are no less accountable to stockholders then they would be if all directors were elected annually. Since approximately one-third of the directors must stand for election each year, stockholders have the opportunity annually to withhold votes from directors as a way of expressing any dissatisfaction they may have with the Board or management. The Board notes that a majority of its directors are independent directors and only independent directors serve on the Audit Committee and the Compensation Policy Committee.

The Board also believes that a classified Board structure enhances the Board’s ability to negotiate the best results for stockholders should a takeover situation arise. A benefit of a classified Board is that it encourages a person seeking to obtain control of the Company to negotiate with the Board to reach terms that are fair and in the best interests of all stockholders. It does so by requiring two meetings of stockholders to replace a majority of the Board. This gives the incumbent directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, negotiate on behalf of all stockholders, and study alternatives in order to maximize value for all stockholders. And although a classified Board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it will not, in fact, prevent a person from accomplishing a hostile acquisition.

For these reasons, the Board believes that a classified Board is a better corporate governance vehicle than annual elections of Directors and unanimously recommends a vote AGAINST the proposal.

Vote Required

Under our Articles of Incorporation, approval of the proposed resolution requires the affirmative vote of the holders of at least two-thirds (66 2/3%) of the total number of outstanding shares of our common stock as of the annual meeting record date.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Under the Company’s Articles of Incorporation, the Board is divided into three classes. One class is elected each year to serve for a three-year term. Presently, the Board of Directors has seven members. There are three Class II directors. Following the 2002 annual meeting of stockholders, the board reduced its size from eight members to seven, thereby reducing the size of each of Class I and Class III to two directors in each class.

The directors whose terms expire at the 2003 annual meeting are the Class II directors, Robert M. Baylis, Terence C. Golden and Ann McLaughlin Korologos. In addition, Ms. McHale, who was approved by our Board in December 2002 to fill a vacancy, is required to stand for election at this annual meeting to serve as a director until the annual meeting of stockholders in 2005, when all Class I directors will stand for election.

The Board met four times in 2002. Each director attended 75% or more of the meetings held during 2002.

The New York Stock Exchange has proposed rules that include a requirement that non-management directors meet at regularly scheduled executive sessions without management. The purpose is to promote open discussions among the non-management directors. The Board of Directors has already been following this practice, and in 2002 our non-management directors met in regularly scheduled executive sessions without the presence of members of the Company’s management after each Board meeting. In March 2003, the Board of Directors adopted Corporate Governance Guidelines, which formalized existing practice. Ann McLaughlin Korologos, as chair of the Nominating and Corporate Governance Committee, will serve as the presiding director at executive sessions in 2003. Interested parties may communicate their concerns regarding the Company directly with either the presiding director or the non-management directors as a group by writing to: Presiding Director, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda MD 20817, Attn: General Counsel.

Committees of the Board

The Board has established three standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Policy Committee and the Nominating and Corporate Governance Committee. Each committee consists entirely of non-employee directors and committee assignments are made in May, after the annual meeting of stockholders, by the Board, upon recommendation of the Nominating and Corporate Governance Committee. The Board of Directors may from time to time form other committees as circumstances warrant. Any new committees will have authority and responsibility as delegated by the Board.

Audit Committee

Number of Members:    three

Members: Robert M. Baylis (Chair), Ann McLaughlin Korologos and John G. Schreiber. Harry L. Vincent, who retired as a director at the 2002 annual meeting of stockholders, also was a member of the Committee until that time. Each member of the Audit Committee is, in the business judgment of the Board, independent and meets the qualifications and expertise requirements of the New York Stock Exchange. Robert M. Baylis, the Committee’s Chairman, is, in the business judgment of the Board, an “audit committee financial expert” within the meaning of SEC rules.

Number of Meetings held in 2002: eight - Each committee member attended 75% or more of the meetings held during 2002 during the period when he or she was a member, except for Ms. Korologos, who attended over 60% of the meetings.

Functions:

•	responsible for appointing the independent auditors;

•	approves the scope of audits and other services to be performed by the independent and internal auditors;

•	reviews and approves in advance all non-audit services and related fees and assesses whether the performance of non-audit service could impair the independence of the outside auditors;

•	reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls;

•	meets with the independent auditors, management representatives and internal auditors;

•	reviews interim financial statements each quarter before the Company files its Quarterly Report on Form 10-Q with the SEC; and

•	reviews audited financial statements each year before the Company files its Annual Report on Form 10-K with the SEC.

Our independent and internal auditors have unrestricted access to the Audit Committee. For additional information on the responsibilities of the Audit Committee, please refer to the Audit Committee charter attached as Appendix A to this proxy statement. The Report of the Audit Committee appears in this proxy statement at page 23.

Compensation Policy Committee

Number of Members:    two

Members: John G. Schreiber (Chair) and Ann McLaughlin Korologos. Harry L. Vincent, who retired as a director at the 2002 annual meeting of stockholders, and Robert M. Baylis were also members of the Committee until May 2002. J. W. Marriott, Jr. served on the committee until January 2002.

Number of Meetings held in 2002: three - Each committee member attended all of the meetings held during 2002 during the period when he or she was a member.

Functions:

•	oversees compensation policies and plans for officers and employees of the Company;

•	reflects the compensation philosophy in structuring compensation programs;

•	approves the compensation of senior officers of the Company;

•	advises our Board on the adoption of policies that govern the Company’s annual compensation and stock ownership plans;

•	reviews and approves the Company’s goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives;

•	reviews and advises the Company on the process used for gathering information on the compensation paid by other similar businesses;

•	reviews the Company’s succession plans relating to the CEO and other senior management; and

•	reviews periodic reports from management on matters relating to the Company’s personnel appointments and practices.

The Compensation Policy Committee’s Annual Report on Executive Compensation appears in this proxy statement at page 19.

Nominating and Corporate Governance Committee

Number of Members: three

Members: Ann McLaughlin Korologos (Chair), Robert M. Baylis, and Terence C. Golden. Harry L. Vincent and John G. Schreiber were also members of the Committee until May 2002.

Number of Meetings held in 2002: four - Each committee member attended 75% or more of the meetings held during 2002 during the period in which he or she was a member.

Functions:

•	considers candidates for election as directors;

•	makes recommendations with respect to corporate governance matters and is responsible for keeping abreast of corporate governance developments;

•	fulfills an advisory function with respect to a range of matters affecting the Board and its committees, including making recommendations with respect to:

–	qualifications of director candidates;

–	compensation of directors; and

–	selection of committee chairs and committee assignments.

The Nominating and Corporate Governance Committee will consider qualified nominees for director recommended by stockholders. Recommendations must be submitted in writing to the Corporate Secretary and must include the name and address of the candidate, a brief biographical description of the candidate, a statement of the candidate’s qualifications, and the candidate’s signed consent to serve as a director if elected. See “Stockholder Proposals and Director Nominations” at page 28 of this proxy statement for additional information.

COMPENSATION OF DIRECTORS

Directors are compensated partially in cash and partially in our common stock to align their interests with those of our stockholders. Directors who are also our employees receive no additional compensation for their service as directors.

Annual Retainer and Attendance Fees.    Directors who are not also our employees receive an annual retainer fee of $30,000, as well as an attendance fee of $1,250 for attendance at any stockholders’ meeting, meeting of the board of directors or meeting of a committee of the board of directors. If the director attends more than one meeting on a given day, an attendance fee is paid for each meeting. The chair of each committee of the Board receives an additional annual retainer fee of $6,000.

Annual Stock Awards.    Under the Non-Employee Directors’ Deferred Stock Compensation Plan, directors who are not also our employees receive an annual award of common stock equivalents, which are converted into shares of our common stock only after a director stops serving on our Board. The annual award of such common stock equivalents is equal in value to the annual retainer fee (currently $30,000) paid to non-employee directors and is credited to such directors immediately following the annual meeting of stockholders. In 2002, each such award was for 2,575 common stock equivalents. The plan also permits participants to be credited with dividend equivalents that are equal in value to the dividends paid on our common stock.

Deferral of Payment.    Directors may elect to defer payment of all or any portion of their annual retainer and attendance fees under our Executive Deferred Compensation Plan and/or our Non-Employee Directors’ Deferred Stock Compensation Plan. Fees that are deferred under the Non-Employee Directors’ Deferred Stock Compensation Plan are credited as common stock equivalents, which are then converted into shares of our common stock only after a director stops serving on our Board. The common stock equivalents are credited with dividend equivalents, which are equal in value to the dividends paid on our common stock.

Other.    Directors are reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Directors also receive complimentary rooms, food and beverage and other hotel services when they stay at properties owned by us or managed by Marriott International, Inc. or its affiliates, and the Company reimburses directors for taxes associated with the value of this perquisite.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock and of the partnership units of Host Marriott, L.P. (which we call the operating partnership) that were beneficially owned as of February 28, 2003 by:

•	each director and director nominee;

•	each executive officer named in the Summary Compensation Table below;

•	all of our directors and executive officers as a group; and

•	beneficial owners of 5% or more of our common stock.

Information about the ownership of operating partnership units is included because the operating partnership units are redeemable by holders for cash or, at our election, for shares of our common stock on a one-for-one basis. The Company owns approximately 90% of the operating partnership units. As of February 28, 2003, no other person or entity is the beneficial owner of 5% or more of the operating partnership units.

Name	Number of Shares of Common Stock	% of Shares of Common Stock(1)	Number of Operating Partnership Units	% of Common Stock and Operating Partnership Units(2)
Directors:
Robert M. Baylis(3)	27,735	*	0	*
Terence C. Golden(3)	316,583	0.1	0	0.1
Ann McLaughlin Korologos(3)	14,691	*	0	*
Richard E. Marriott(4) (5) (6)	17,978,753	6.8	140,296	6.8
Judith A. McHale	0	0		0
Christopher J. Nassetta(6)	2,125,664	0.8	0	0.8
John G. Schreiber(3)	12,454	*	1,089,261	0.4
Non-Director Executive Officers:
Robert E. Parsons, Jr.(6) (7)	452,353	0.2	0	0.2
James F. Risoleo(6)	603,834	0.2	0	0.2
W. Edward Walter(6)	1,165,075	0.4	0	0.4
All Directors and Executive Officers as a group
(15 persons, including the foregoing)(6) (7)	23,195,936	8.8	1,229,557	9.2
Certain Beneficial Owners:
J. W. Marriott, Jr. (4) (8)	15,249,048	5.8	205,886	5.8
Morgan Stanley Investment Management, Inc. (9)	13,866,394	5.2	0	5.2
Stichting Pensioenfonds ABP (10)	22,149,300	8.4	0	8.4
Wallace R. Weitz & Company (11)	28,212,000	10.7	0	10.7
Wellington Management Co., LLP (12)	15,861,189	6.0	0	6.0

*	Reflects ownership of less than 1/10th of 1%.
(1)	Any descriptions of ownership or aggregations of ownership of our common stock within this proxy statement are based upon the disclosure requirements of federal securities laws. They do not indicate ownership of our common stock under the Internal Revenue Code of 1986, as amended, or for purposes of the ownership limitations set forth in our Articles of Incorporation.
(2)	This column assumes that all operating partnership units held by the named person or group of persons are redeemed for shares of our common stock on a one-for-one basis, but that none of the operating partnership units held by others are redeemed for shares of our common stock.
(3)	The number of shares of our common stock listed here includes the common stock equivalents that are awarded annually to non-employee directors under our Non-Employee Directors’ Deferred Stock Compensation Plan, plus reinvested dividend equivalents relating thereto.

(4)	J.W. Marriott, Jr., Richard E. Marriott and other members of the Marriott family and various trusts and foundations established by members of the Marriott family owned beneficially an aggregate of 27,354,384 shares, or 10.4% of the total shares outstanding of our common stock, as of February 28, 2003.
(5)	The number of shares of our common stock listed here includes: (1) 1,866,439 shares held in trust for which Richard E. Marriott is the trustee or a co-trustee; (2) 75,364 shares held by the wife of Richard E. Marriott; (3) 603,828 shares held in trust for which the wife of Richard E. Marriott is the trustee or a co-trustee; (4) 4,974,849 shares held by the J. Willard and Alice S. Marriott Foundation, of which Richard E. Marriott is a co-trustee; (5) 492,689 shares held by the J. Willard Marriott, Sr. Charitable Trust, of which Richard E. Marriott is a co-trustee; (6) 63,623 shares held by the Alice S. Marriott Lifetime Trust, of which Richard E. Marriott is a co-trustee; (7) 1,515,300 shares held by the Richard E. and Nancy P. Marriott Foundation of which Richard E. Marriott is a co-trustee; and (8) 2,503,066 shares held by a corporation of which Richard E. Marriott is the controlling stockholder. It does not include shares held by the adult children of Richard E. Marriott; Richard E. Marriott disclaims beneficial ownership of all such shares.
(6)	The number of shares of our common stock listed here includes the shares of restricted stock granted under our 1997 Comprehensive Stock and Cash Incentive Plan, which are voted by the holder thereof.
(7)	The number of shares of our common stock listed here include the following number of shares which could be acquired through the exercise of stock options: Mr. Parsons, 14,637 shares; and for all directors and executive officers as a group 79,892 shares. For additional information, see the tables under the caption “Executive Officer Compensation.”
(8)	Mr. J. W. Marriott, Jr. served as a member of our Board of Directors from 1964 until May 2002. The number of shares of our common stock listed here includes: (1) 1,606,750 shares held in trust for which J.W. Marriott, Jr. is the trustee or a co trustee; (2) 68,426 shares held by the wife of J.W. Marriott, Jr.; (3) 693,847 shares held in trust for which the wife of J.W. Marriott, Jr. is the trustee or a co-trustee; (4) 4,974,849 shares held by the J. Willard and Alice S. Marriott Foundation, of which J.W. Marriott, Jr. is a co-trustee; (5) 492,689 shares held by the J. Willard Marriott, Sr. Charitable Trust, of which J.W. Marriott, Jr. is a co-trustee; (6) 63,623 shares held by the Alice S. Marriott Lifetime Trust, of which J.W. Marriott, Jr. is a co-trustee; (7) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling stockholder; and (8) 3,500,000 shares held by a limited partnership whose general partner is J.W. Marriott, Jr. This amount does not include shares held by the adult children of J.W. Marriott, Jr.; J.W. Marriott, Jr. disclaims beneficial ownership of all such shares.
(9)	The number of shares of our common stock listed here represents shares of our common stock held by Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management Inc. has reported in a 13G filed with the Securities and Exchange Commission shared dispositive power over 13,866,394 shares of common stock and sole dispositive power over none of these shares. Of these shares, Morgan Stanley Investment Management Inc. has reported shared voting power over 11,515,720 shares and sole voting power over none of these shares. The principal address of Morgan Stanley Investment Management Inc. is 1221 Avenue of the Americas, New York, New York 10020.
(10)	The number of shares of our common stock listed here represents shares of our common stock held by Stichting Pensioenfonds ABP, an entity established under the laws of The Kingdom of the Netherlands, which invests funds on behalf of certain employees of The Kingdom of the Netherlands. Stichting Pensioenfonds ABP has reported in a 13D filed with the Securities and Exchange Commission sole dispositive power and sole voting power over the entire 22,149,300 shares. The principal business address of Stichting Pensioenfonds ABP was reported as: Oude Lindestratt 70, Postbus 2889, 6401 DL Heerlen, The Netherlands.
(11)	The number of shares of our common stock listed here represents shares of our common stock held by Wallace R. Weitz & Company, which acts as an investment adviser for certain investment funds. Wallace R. Weitz & Company has reported in a Schedule 13G filed with the Securities and Exchange Commission sole dispositive power over the entire 28,212,000 shares. Of these shares, Wallace R. Weitz & Company has reported shared voting power over 28,012,000 shares, and sole voting power over 28,012,000 shares. The principal business address of Wallace R. Weitz & Company is 1125 South 103rd Street, Suite 600, Omaha, Nebraska 68124-6008.
(12)	The number of shares of our common stock listed here represents shares of our common stock held by Wellington Management Company, LLP, which acts as an investment advisor for certain investment funds. Wellington Management Company, LLP has reported in a 13G filed with the Securities and Exchange Commission shared dipositive power of 15,861,189 shares and sole dispositive power over none of the shares. Of the shares, Wellington Management Company LLP has reported shared voting power over 12,880,200 shares and sole voting power over none of these shares. The principal business address of Wellington Management Company is 75 State Street, Boston, Massachusetts 02109.

EXECUTIVE OFFICER COMPENSATION

Summary of Compensation

The table below sets forth a summary of the compensation we paid for the last three fiscal years to our Chief Executive Officer and to the four additional most highly compensated persons serving as executive officers at the end of our last fiscal year.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		LTIP Payouts ($)	All Other Compensation(6) ($)
Richard E. Marriott	2002	336,000	168,000	506,432	(3)	0		0	13,015
Chairman of the	2001	336,000	84,000	320,878	(3)	0		0	16,821
Board	2000	320,000	192,000	440,221	(3)	312,947	(4)	0	28,980

Christopher J. Nassetta	2002	800,000	890,000	0		5,000,000	(5)	0	34,522
President and Chief	2001	800,000	350,720	0		0		0	47,696
Executive Officer	2000	624,584	794,684	0		2,586,763	(4)	0	69,271

W. Edward Walter	2002	467,250	478,371	0		2,000,000	(5)	0	20,362
Executive Vice	2001	429,810	211,466	0		764,902	(4)	0	23,192
President and Chief	2000	330,209	348,300	0		1,506,058	(4)	0	30,625
Financial Officer

Robert E. Parsons, Jr.	2002	467,250	465,007	0		500,000	(5)	0	20,533
Executive Vice	2001	467,250	217,178	0		0		0	30,012
President,	2000	445,000	534,000	0		812,991	(4)	0	53,995
Special Projects

James F. Risoleo	2002	365,000	367,300	0		400,000	(5)	0	15,842
Executive Vice	2001	346,233	163,076	0		399,900	(4)	0	13,587
President, Acquisitions	2000	279,296	296,000	0		990,704	(4)	0	33,546
and Development

(1)	Salary amounts include base salary earned and paid in cash during the fiscal year as well as the amount of base salary deferred at the election of the named executive officer under our Executive Deferred Compensation Plan.
(2)	The bonus consists of the cash bonus earned pursuant to the performance criteria for annual incentive awards established by our Compensation Policy Committee. It was either paid subsequent to the end of each fiscal year or deferred under the Executive Deferred Compensation Plan.
(3)	The amounts set forth in this column for Mr. Marriott include $194,885, $132,150 and $125,100 in 2002, 2001 and 2000, respectively, for the allocation of Company personnel costs for non-Company business, and $245,140, $152,110 and $213,185 in 2002, 2001 and 2000, respectively, for additional cash compensation to cover taxes payable for all other compensation in this column, and $64,185 in 2002 for the allocation of Company jet usage for non-Company business.
(4)

The Company’s long-term incentive stock awards are generally made as a multi-year grant that vests over a three-year period based on achievement of performance criteria and continued employment over the period. Although it is a multi-year grant and portions may not ultimately be earned, the Company reflects the total value of the award in the year it was authorized. The Company authorized such a grant in 1998 for a three-year program covering 1999-2001, and the value of the grant was reported in 1998. For 1999, each officer received the portion of the award that vested based on continuous employment for that year, and no shares were vested based on satisfaction of performance criteria in 1999. The awards to each of the named executive officers were amended in 2000 to extend the period covered by the program by one year to 2002. As a result, each named officer received an additional allocation of shares in 2000, which could be earned in 2002 and the value of those additional shares are reported in 2000. In addition, shares awarded to Mr. Nassetta in 2000 reflected his promotion to Chief Executive Officer and President. In 2001, awards for Mr. Walter and Mr. Risoleo were further amended to reflect promotions to Executive Vice President and Chief Operating Officer, and Executive Vice President—Acquisitions and Development, respectively. Mr. Walter and Mr. Risoleo each received additional allocations of 57,382 shares and 30,000 shares, respectively, which could be earned during 2001 and 2002 and which are reported in 2001. All shares awarded in 2000 are valued at $8.94 per share, the fair market value of the Company’s common stock on the New York Stock Exchange on February 25, 2000, the date the shares were granted. All shares awarded in 2001 are valued at $13.33 per share, the fair market value of the Company’s stock on the New York Stock Exchange on May 17, 2001, the date the shares were granted. Cash dividends on the shares of restricted stock shall, after withholding for the payment of any taxes due on the dividends, be reinvested in shares of our common stock. Under the grants in 2000, thirty percent of the shares are subject to restrictions that lapse on a scheduled basis over a three-year period as long as the executive continues to be employed by the Company (with one-third of the shares vesting in 2000, one-third of the shares vesting in 2001 and the final one-third vesting in 2002). These shares are intended to provide the executive a strong incentive to increase the value of the Company during their employment. The remaining seventy percent of the shares vest based on performance criteria established by the Compensation Policy Committee, and portions of the shares could be earned by: (i) satisfying an earnings-based measure (based on funds from operations) established each calendar year, (ii) satisfying a total stockholder return measure, and (iii) any shares not vested by satisfaction of these annual performance criteria could be earned by satisfying a total cumulative stockholder return measure established in 2000 for the years 2000–2002. With the conclusion of the three-year program in 2002 covered by the grants, the table below summarizes the shares initially granted and subsequent allocations, as well as shares forfeited for failure to satisfy performance criteria. No performance criteria were satisfied in 2001 and only a portion of the shares vested in 2002 for satisfaction of performance criteria in that year.

	Total Shares Available 2000–2002		Total Shares Vested	Total Shares Forfeited
Mr. Marriott	170,173		110,613	59,560
Mr. Nassetta	810,000		512,500	297,500
Mr. Walter	467,382	*	298,705	168,677
Mr. Parsons	522,817		339,831	182,986
Mr. Risoleo	265,000	*	168,749	96,251

*	For Messrs. Walter and Risoleo, the total shares available amount for 2000—2002 reflects the additional allocation of shares in 2001.
(5)	This is the market value of restricted stock awards to Messrs. Nassetta, Walter, Parsons and Risoleo on August 1, 2002, the date on which the shares were granted. The shares of restricted stock were granted to these executives in recognition of the work performed in positioning and restructuring the Company leading up to and after the events of September 11, 2001 and the economic downtown, including the restructuring of a majority of the Company’s management and other corporate agreements, and to provide the executives with a strong incentive to continue to increase the value of the Company during their employment. One-third of the shares to each executive were vested on the date of the grant. The restrictions on the remaining two-thirds of the restricted stock lapse over time as long as the executive is employed by the Company (with one-third of the shares vesting in one year and the final one-third vesting two years after the date of grant). The number of shares granted were as follows: Mr. Nassetta: 476,644 shares; Mr. Walter: 190,658 shares; Mr. Parsons: 47,664 shares; and Mr. Risoleo: 38,132 shares. The market value is based on the fair market value of the common stock on August 1, 2002 of $10.49 (the average of the high and low sale price that day on the New York Stock Exchange). Cash dividends on the shares of restricted stock shall, after withholding for the payment of any taxes due on the dividends, be reinvested in shares of our common stock. The total number of all restricted and deferred shares that remain subject to vesting conditions held by each named executive officer as of the end of the 2002 fiscal year and the aggregate value of those shares at such time were as follows: Mr. Marriott: 141,764 shares valued at $1,243,270; Mr. Nassetta: 842,763 shares valued at $7,391,032; Mr. Walter: 412,457 shares valued at $3,617,248; Mr. Parsons: 347,835 shares valued at $3,050,513; and Mr. Risoleo: 185,590 shares valued at $1,627,624. The fair market value of our common stock on December 31, 2002 was $8.77 (the average of the high and low sale price that day on the New York Stock Exchange).
(6)	This column represents our matching contributions made under our Retirement and Savings Plan and our Executive Deferred Compensation Plan. Under the Retirement and Savings Plan, we contributed $5,500 for each of the named executive officers in 2002. The amounts contributed under the Executive Deferred Compensation Plan for 2002 for each named executive officer were as follows: Mr. Marriott, $7,100; Mr. Nassetta, $29,022; Mr. Parsons, $15,033; Mr. Walter, $14,862; and Mr. Risoleo, $10,342. For Mr. Marriott, this column also includes the amount of the taxable economic benefit to Mr. Marriott as a result of our purchase of certain life insurance policies for the benefit of a trust established by Mr. Marriott. For 2002, such taxable economic benefit to Mr. Marriott was $415.

AGGREGATED STOCK OPTION/SAR EXERCISES AND YEAR-END VALUE

The table below sets forth, on an aggregated basis:

•	information regarding the exercise of options to purchase our common stock (and shares of common stock of Marriott International, Inc., which we have previously spun off) by each of the named executive officers listed above on the Summary Compensation Table;

•	information regarding the exercise of stock appreciation rights (SARs) in our common stock by each of the named executive officers listed above on the Summary Compensation Table; and

•	the value on December 31, 2002 of all unexercised options and SARs held by such individuals.

Messrs. Nassetta, Walter and Risoleo do not have any options to purchase stock or SARs in either of the companies listed in the following table. Richard E. Marriott is the only executive officer who holds stock appreciation rights in our common stock. In 1998, Mr. Marriott entered into an agreement with our Company which canceled all of his then outstanding options to purchase our common stock and replaced them with stock appreciation rights on equivalent economic terms.

AGGREGATED STOCK OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL

YEAR-END OPTION/SAR VALUES

Name	Company(1)	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year End(2) (#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End(3) ($)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Richard E. Marriott	HM	0	0	66,685	0	459,002	0
	MI	0	0	122,634	0	3,429,314	0

	TOTAL	0	0	189,319	0	3,888,316	0

Robert E. Parsons, Jr.	HM	0	0	14,637	0	98,849	0

	TOTAL	0	0	14,637	0	98,849	0

(1)	“HM” represents options to purchase our common stock or SARs in our common stock. “MI” represents options to purchase Marriott International, Inc. common stock.
(2)	The number and terms of these options reflect several adjustments made as a result of our spin-off of Marriott International in October 1993, our spin-off of Host Marriott Services Corporation in December 1995, the spin-off from Marriott International of Sodexho Marriott Services Corporation in March 1998, and our conversion into a real estate investment trust (and the related spin-off of Crestline Capital Corporation) in December 1998, each in accordance with the applicable employee benefit plans covering those options. These adjustments preserved, but did not increase or decrease, the economic value of the options.
(3)	These figures are based on a per share price for our common stock of $8.77 and a per share price for Marriott International, Inc. common stock of $33.02. These prices reflect the average of the high and low trading prices on the New York Stock Exchange on December 31, 2002.

EQUITY COMPENSATION PLAN INFORMATION

(as of December 31, 2002)

Plan Category	Number of securities (in millions) to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities (in millions) remaining available for future issuance under equity compensation plans (excluding securities reflected in the 1st column)
Equity compensation plans approved by security holders(1)	5.4	$6.50	14.9

Equity compensation plans not approved by security holders	0 ________	0 ________	0 ________

TOTAL	5.4 ________	$6.50 ________	14.9 ________

(1)	Shares indicated are the aggregate of those issuable under the Host Marriott Corporation and Host Marriott, L.P. 1997 Comprehensive Stock and Cash Incentive Plan, as amended, whereby we may award to officers and key employees (i) options to purchase our common stock, (ii) deferred shares of our common stock, and (iii) restricted shares of our common stock.

EMPLOYMENT ARRANGEMENTS

We do not maintain employment agreements with any of our executive officers.

Split-Dollar Life Insurance

The Company maintains split-dollar life insurance agreements with the REM Insurance Trust, a trust established by Richard E. Marriott, our Chairman of the Board. Under those agreements, the Trust has acquired life insurance policies on behalf of Mr. Marriott and his wife, Nancy Marriott. The Company pays certain premiums in connection with those policies and is entitled to be repaid all premiums from the death benefit or the cash surrender value of the policy. This repayment obligation is secured by an assignment of an interest in the policies from the Trust to the Company.

This split-dollar program was put in place in exchange for the termination of Mr. Marriott’s accrued interest, as of November 30, 1996, in awards of deferred bonus stock to him under The Host Marriott Corporation 1993 Comprehensive Stock Incentive Plan.

Host Marriott reports taxable income to Mr. Marriott on an annual basis, the amount of income being determined based on the value of the life insurance coverage in force insuring the life of Mr. and Mrs. Marriott. No premiums were paid for 2002, however, pending clarification of the continued use of split-dollar life insurance policies following the passage of the Sarbanes-Oxley Act of 2002.

Severance Plan

The Compensation Policy Committee recently approved the adoption of the Host Marriott Severance Plan for members of senior management, including Messrs. Nassetta, Walter and Risoleo. Our Chairman of the Board, Mr. Marriott, is not covered by the plan. The plan provides for the payment of severance compensation upon termination as follows:

•	Termination for Cause: an executive terminated for cause receives no severance and forfeits any unvested long-term incentive stock compensation;

•	Termination as a Result of Death or Disability: upon death or disability an executive receives a prorated annual bonus through the month of death or disability and all long-term incentive stock compensation vests. In addition, the executive would be entitled to benefits under the Company’s life insurance and disability plans applicable to all employees. The Company has purchased life insurance with respect to each of Messrs. Nassetta, Walter, and Risoleo to fund the cost to the Company of the long-term incentive stock compensation that would vest and would be payable in the event of the executive’s death;

•	Voluntary Termination by Executive Without Good Reason: an executive who resigns in this manner receives no severance compensation and the executive’s unvested long-term incentive stock compensation is forfeited;

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to three times his current base salary plus three times his average bonus. All other members of senior management covered by the plan are entitled to two times their current base salary plus two times their average bonus. All long-term incentive stock compensation vests, and the Company will pay for the executive’s benefits under the Company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter. These provisions remain in effect for a period of one year following a change in control of the Company; and

•	Termination Without Cause or Voluntary Termination by Executive With Good Reason Not Following a Change in Control: an executive terminated in this manner receives a payment equal to a multiple of the executive’s current base pay and average bonus over the prior three-year period. Mr. Nassetta is entitled to two times his current base salary plus two times his average bonus. All other members of senior management covered by the plan are entitled to a payment equal to their current base salary plus their average annual bonus. One year’s worth of the executive’s time-based and performance-based portions (assuming achievement of target performance goals) of long-term incentive stock compensation is subject to accelerated vesting, and the Company will pay for the executive’s benefits under the Company’s standard benefit plans for 18 months or until the executive is re-employed, whichever time period is shorter.

The plan also provides for a one-year non-compete/non-solicitation period and allows each executive a period of one year after termination to exercise any options to which the executive may be entitled due to the accelerated vesting of long-term incentive compensation. The Company intends to seek qualification of the cash and benefit provisions of the Severance Plan under the Employee Retirement Income Security Act of 1974.

REPORT OF THE COMPENSATION POLICY COMMITTEE

ON EXECUTIVE COMPENSATION

To Our Stockholders:

The Compensation Policy Committee of the Board of Directors oversees and administers our executive compensation program on behalf of the Board and, by extension, our stockholders. This report provides details and background information regarding the executive compensation program.

The Committee

The Compensation Policy Committee is composed of two independent members of the Board of Directors. It approves our executive compensation programs, sets performance targets, and evaluates the performance of our Company and its executive officers. The Committee met three times during 2002.

Goals of the Program

The Committee has established three primary objectives for the executive compensation program:

•	to foster a strong relationship between stockholder value and executive compensation programs by having a significant portion of compensation comprised of equity-based incentives;

•	to provide annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals; and

•	to provide overall levels of compensation that are competitive in order to attract, retain and motivate highly qualified executives to continue to enhance long-term stockholder value.

Competitiveness Targets

To establish compensation targets, the Committee uses data gathered by independent consultants which reflects the compensation practices for a large group of general industry, lodging and real estate companies. These surveys are based on a broader group of companies than the comparison group used in the performance graph below because the Committee believes that targeting compensation of a diverse group of companies better reflects the labor market for our executives. Based on information collected, the Committee then makes decisions regarding individual executives based on competitive levels of compensation and the need to retain an experienced and effective management team. The Company’s compensation for Executive Officers consists of cash and restricted stock. Consistent with the philosophy of aligning executive compensation with stockholder value, long-term incentive awards represent a substantial portion of the total pay package for executive officers.

Compensation of the Chief Executive Officer and other Executive Officers

The primary components of executive compensation are:

•	Annual Cash Compensation including base salary and annual incentive awards; and

•	Long-Term Incentive Compensation, which currently is comprised solely of restricted stock.

Annual Cash Compensation

Base Salary.    Mr. Nassetta’s salary for 2002 was $800,000. Due to the significant decline in business in the lodging industry as a result of the effects of the economic recession, the Committee decided to continue the base pay freeze instituted at the end of 2001 and did not increase Mr. Nassetta’s salary for 2002. Similarly, Mr. Marriott, Mr. Parsons, Mr. Risoleo and Mr. Walter, did not receive salary increases for 2002.

Annual Incentive Awards.    The Committee determines the performance criteria that apply to the annual incentive awards at the beginning of each year. Fifty percent of each annual incentive award is linked to the Company’s performance, and the remaining fifty percent of the award is linked to an executive’s individual performance. The Company performance measures adopted by the Committee for 2002 were based on our actual financial performance in the areas of funds from operations per share, capital productivity and liquidity. Each of these Company performance measures was weighted equally in 2002. The Committee also set the individual performance criteria for each executive based on specific objectives for such executive. The annual incentive awards earned by the executives are paid in cash and appear in the Summary Compensation Table on page 14 under the “Bonus” column.

Based on Company and individual performance criteria set by the Committee, Mr. Nassetta had an opportunity to receive between 45% – 130% of his base salary as bonus. Mr. Nassetta received an annual incentive award of $890,000 for 2002. This award was 111.3% of his fiscal year base salary earnings. The other named executive officers had an opportunity to receive between 37% – 120% of their base salary in bonus based on the performance criteria set by the Committee. They received annual incentive awards for 2002 ranging from 50% to 102%.

The Committee may also, on occasion, grant special cash bonuses to executive officers in recognition of exemplary contributions to the Company and/or for the completion of special projects on behalf of the Company. The amounts of any such cash bonuses are included in the “Bonus” column in the Summary Compensation Table. The Committee did not grant any such cash bonuses to any of the named executive officers in 2002. In August 2002, the Committee recommended, and the Board approved, a special grant of restricted stock to members of senior management in recognition of work performed in positioning and restructuring the Company leading up to and after the events of September 11, 2001 and the economic downturn, including the restructuring of a majority of the Company’s management and other corporate agreements, and to provide the executives with a strong incentive to continue to increase the value of the Company during their employment. The awards vest in one-third increments annually, with one-third vesting on August 2002. Mr. Nassetta received an award of 476,644 shares.

Long-Term Incentive Compensation

Restricted Stock.    Restricted stock is our primary long-term incentive vehicle for senior executives. No executives or members of senior management receive stock options for their long-term compensation. We believe that restricted stock creates an incentive for senior executives to manage our Company in a manner that creates significant long-term value for stockholders. The Comprehensive Stock and Cash Incentive Plan allows the Committee to make awards of stock with restrictions relating to either continued employment (“time-based” awards) or to performance standards that are set by the Committee (“performance-based” awards). The Committee emphasizes performance-based awards. In November 1998, the Committee made a three-year grant of restricted stock awards to senior executives of the Company, with 70% of each award subject to performance-based criteria and 30% of each award subject to general restrictions based on continued employment. In 2000, the Committee extended the restricted stock award program by one additional year (i.e., through 2002) for the same group of key executives on the same terms and conditions as the existing restricted stock awards. The performance-based criteria for these awards of restricted stock are linked to the measurement of the total return to the Company’s stockholders and to the growth of the Company’s earnings measured against a predetermined target.

The executives had the opportunity to earn 900,817 shares in 2002 based on continued employment and achievement of these performance targets. In 2002, the earnings-based portion criteria was met, but the total stockholder value measure was not met. Consequently, none of the restrictions for the stockholder value portion of the awards were released. Only the restrictions for the time-based and earnings-based awards were released for

2002, and 315,286 shares of the 900,817 shares (35%) potentially available to senior executives were forfeited. For the period 2000-2002, executives (Marriott, Nassetta, Walter, Parsons and Risoleo) forfeited 804,974 (36%) of the 2,235,372 shares available over that performance period.

Stock Ownership Guidelines.    A significant portion of executive compensation is comprised of equity-based incentives. Host Marriott strongly encourages its executives and officers to retain Host Marriott stock to closely align their interests with those of the stockholders. The Committee has established stock ownership guidelines for officers and senior management based on a multiple of salary as follows: five times base salary for the CEO, three times base salary for Executive Vice Presidents, and two times base salary for Senior Vice Presidents. The Committee monitors compliance with these guidelines.

CEO Evaluation.    The Committee considers the task of CEO evaluation as important and valuable. The Committee considers both quantitative and qualitative measures in assessing the performance of the CEO. In 2002, the Committee completed a thorough evaluation process, which included gathering information from both Board members and senior management. The CEO’s individual objectives set forth by the Committee and later used to determine bonus for 2002, included specific recommendations as a result of that evaluation.

Summary

The Committee believes that the caliber and motivation of our employees, and their leadership, are critical to our success in a competitive marketplace, particularly at a time when our industry faces several challenges. Effective and motivational compensation programs are essential ingredients to success. The Committee believes that our compensation programs are effective in serving us and our stockholders in the short and long term.

The Compensation Policy Committee

John G. Schreiber, Chairman

Ann McLaughlin Korologos

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return on our common stock against the cumulative total returns of the Standard & Poor’s Corporation Composite 500 Index and a peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the indexes, and also assumes the reinvestment of all dividends (including our distribution of Crestline Capital Corporation common stock on December 29, 1998 to stockholders).

Comparisons of Five-Year Cumulative Total Stockholder Returns

The peer group index consists of Boykin Lodging Company (BOY), Felcor Lodging Trust Inc. (FCH), Hilton Hotels Corporation (HLT), Hospitality Properties Trust (HPT), LaSalle Hotel Properties (LHO), MeriStar Hospitality Corporation (MHX), Starwood Hotels & Resorts Worldwide, Inc. (HOT) and Wyndham International, Inc. (WYN).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As indicated above, the following directors served as members of the Compensation Committee during 2002: John G. Schreiber (Chair) and Ann McLaughlin Korologos. Messrs. Vincent and Baylis also served until last year’s annual meeting in May 2002. In addition, J. W. Marriott, Jr. was a director of the Company until May 2002 and served on the Compensation Policy Committee until January 2002. Richard E. Marriott, our Chairman of the Board, was a director of Marriott International, Inc. until May 2002, a company where J. W. Marriott, Jr. serves as Chairman and Chief Executive Officer. J. W. Marriott, Jr. was not a member of the Compensation Policy Committee at the time the Committee made any decisions on executive compensation for 2001, which was discussed in last year’s Report of the Compensation Policy Committee, and did not participate in any executive compensation matters during 2002.

Except as noted above, during 2002:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	none of the members of the Compensation Committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	none of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	none of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

REPORT OF THE AUDIT COMMITTEE

To Our Stockholders:

The Audit Committee serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit processes. Management of the Company has responsibility for preparing the Company’s financial statements, as well as for the Company’s financial reporting process and internal controls. KPMG LLP, acting as independent auditor, is responsible for performing an independent audit of the Company’s financial statements and for expressing an opinion on the conformity of the Company’s financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring and overseeing these processes. The Audit Committee members are not professional accountants or auditors, and the Committee’s functions are not intended to duplicate or certify the activities of management and the independent auditors. In this context, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements for the year ended December 31, 2002, including discussions of the quality, not merely the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees;

•	received the written disclosures and the letter from the independent auditors, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	discussed with the independent auditors their independence from the Company and its management.

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report for the year ended December 31, 2002. This report was filed with the Securities and Exchange Commission on March 31, 2003.

The Audit Committee operates under a written charter that is reviewed annually. Following the annual review, the Audit Committee recommended to the Board of Directors, and the Board of Directors adopted, an amended and restated Audit Committee Charter effective as of March 19, 2003. The revised charter strengthens the role of the Audit Committee in a number of respects and provides that:

•	the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s outside auditor, that the outside auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the outside auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the outside auditor;

•	the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services as noted above;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee;

•	the Committee has the authority and funding to engage accountants and other advisers and experts as it deems necessary (in addition to the ability to retain legal counsel already provided by the existing charter);

•	the Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor.

A copy of the amended and restated Audit Committee Charter is attached as Appendix A to this Proxy Statement. The above summary of amendments to the charter is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee

Robert M. Baylis, Chairman

Ann McLaughlin Korologos

John G. Schreiber

AUDITOR FEES

Principal Accountant Fees and Services

For the fiscal year 2002, the Company was billed the following amounts for professional services by KPMG LLP (its independent auditor since May 22, 2002):

Audit fees (annual financial statements and review of quarterly financial statements for the year ended December 31, 2002) (1)	$1,697,000
Audit related fees (2)	$458,100
Tax fees	—
All other fees	—

Total fees	$2,155,100

(1)	This includes $470,000 for 2002 audits, $635,000 for 2001 and 2000 re-audits, as well as $592,000 for subsidiary audits.
(2)	Audit related fees consisted principally of fees for compliance audits, audits of financial statements of our employee benefit plan, and consultation on accounting issues.

The Audit Committee concluded that the provision of these other non-audit services is compatible with maintaining the independence of KPMG LLP.

Arthur Andersen LLP, the Company’s auditors prior to May 22, 2002, billed the Company in 2002 approximately $962,000 for audit and audit related services, $316,000 for tax services and $319,000 for other fees pertaining to insurance matters for our World Trade Center and Financial Center properties.

Other Company Auditors

Currently, the Company has engaged Ernst & Young LLP for tax consultation and tax compliance services. Since 1996, the Company has engaged PriceWaterhouseCoopers LLP as its internal auditor. The purpose of the internal audit program is to review the effectiveness and design of internal controls at our properties, to test compliance with our contractual agreements and to identify any unrecorded liabilities.

On May 22, 2002, on the recommendation of the Audit Committee, our Board dismissed Arthur Andersen LLP as independent auditor and appointed KPMG LLP to serve as the Company’s independent auditors for the year ended on December 31, 2002.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the two fiscal years ended December 31, 2000 and 2001 through to May 22, 2002, the date Arthur Andersen was dismissed, there were: (i) no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years; and there were no “reportable events” as defined by SEC rules.

We provided Arthur Andersen LLP with a copy of the foregoing statements and, in a letter dated May 16, 2002, Arthur Andersen LLP stated its agreement with these statements. A copy of this letter is included in our report on Form 8-K, filed with the SEC on May 24, 2002.

During the two fiscal years ended December 31, 2000 and 2001 and through to May 22, 2002, the date Arthur Andersen LLP was dismissed, we did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and we did not consult with KPMG LLP on any other matters or “reportable events” as defined by SEC rules.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship between Marriott International, Inc. and Host Marriott

Prior to October 8, 1993, we and Marriott International, Inc. were operated as a single consolidated company. On October 8, 1993, in connection with the issuance of a special dividend, the consolidated company’s businesses were split between Host Marriott Corporation and Marriott International. Thereafter, we retained the lodging real estate business and the airport/toll road concessions business, while Marriott International took the lodging and service management businesses. On December 29, 1995, we distributed the airport/toll road concessions business to our stockholders.

Our ongoing relationships with Marriott International can be divided into three general categories:

•	distribution agreement and the related agreements stemming from our separation into two separate companies;

•	lodging management and franchise agreements relating to our properties; and

•	acquisition financing and joint ventures.

As of February 28, 2003, Richard E. Marriott, the Chairman of our Board, beneficially owned approximately 12.7% of the outstanding shares of common stock of Marriott International, and J.W. Marriott, Jr., who was one of our directors until his retirement from our Board in May 2002, beneficially owned approximately 12.4% of the outstanding shares of common stock of Marriott International. In addition, J.W. Marriott, Jr. serves as Chairman of the Board and Chief Executive Officer of Marriott International, and Richard E. Marriott served as a director of Marriott International until May 2002. By reason of their ownership of such shares of common stock and their current and former positions as directors of Marriott International, they could be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Distribution Agreement and Related Agreements

In connection with the separation of our business from that of Marriott International, we entered into a distribution agreement with Marriott International that allocated the assumption of liabilities and cross-indemnities so that each company shouldered the financial and legal responsibility for its respective business. This distribution agreement has been amended from time to time. In connection with our renegotiation of our management agreements with Marriott International, we have amended the distribution agreement to terminate Marriott International’s right to purchase up to 20% of each class of our outstanding voting shares upon certain changes of control.

We have entered into other agreements with Marriott International in connection with the business separation, which govern our ongoing relationships. These other agreements include:

Tax Sharing Agreement.    We entered into a tax sharing agreement with Marriott International that allocates the parties’ rights and obligations with respect to: (1) deficiencies and refunds of federal, state and other income or franchise taxes relating to our businesses for tax years prior to the separation; and (2) certain of our tax attributes after the separation. We have agreed to cooperate with each other and to share information in preparing tax returns and in dealing with other tax matters.

License Agreement.    We entered into a license agreement with Marriott International that grants us a non-exclusive, royalty-free, worldwide license to use the Marriott mark for corporate or partnership name purposes and only in connection with our activities relating directly to our business of developing, purchasing, leasing, selling and owning hotel properties. The license is subject to certain conditions, most significantly that the majority of all hotels owned by us are managed by or operated pursuant to a franchise granted by Marriott International or its affiliates.

Administrative Services Agreements and Office Space Lease.    We entered into agreements with Marriott International pursuant to which Marriott International provided certain continuing administrative services for us and our subsidiaries and by which we subleased office space from Marriott International. These services and the sublease were provided on market terms and conditions. In August 2002, we terminated the sublease and related administrative services agreements when we relocated to our current office space. Through August 2002 we paid Marriott International $1 million for such services and office space.

Lodging Management and Franchise Agreements

Marriott International and certain of its subsidiaries entered into management agreements with us and certain of our subsidiaries to manage the Marriott- and Ritz-Carlton-branded full-service hotels and Courtyard-branded limited service hotels owned or leased by us and our subsidiaries. Marriott International also entered into franchise agreements with us and certain of our subsidiaries that allow us to use the Marriott brand, associated trademarks, reservation systems and other related items for seven Marriott hotels for which we have entered into operating agreements with hotel management companies other than Marriott International. In 2002, we and our subsidiaries paid $150 million in the aggregate in management and franchise fees to Marriott International.

In addition, some of our subsidiaries are partners in a joint venture that owned 120 Courtyard by Marriott lodging properties as of December 31, 2002. These properties are operated by Marriott International or its subsidiaries under long-term agreements. Our subsidiaries are co-general partners in such partnerships. In 2002, those partnerships paid fees of $26 million to Marriott International under those agreements. The partnerships also paid $21 million in rent to Marriott International in 2002 for leases of land upon which some of the partnerships’ hotels are located.

On July 25, 2002, we completed our negotiations with Marriott International to amend our management and other agreements for substantially all our Marriott- and Ritz-Carlton-managed hotels. These changes were effective as of December 29, 2001. The management contract changes include the following:

•	expanded approval rights over hotel operating budgets, capital budgets, shared service programs, and changes to certain system-wide programs;

•	a reduction in the amount of working capital requirements, and the expansion of an existing agreement that allows us to fund FF&E expenditures as incurred from one account that we control rather than depositing funds into individual escrow accounts at each hotel, which collectively increased cash available to us in July 2002 for general corporate purposes by approximately $125 million;

•	a reduction in incentive management fees payable on Marriott-managed hotels;

•	a gradual reduction in the amounts payable with respect to various centrally administered programs;

•	additional territorial restrictions for certain hotels in 10 markets; and

•	clarification of existing provisions that limit our ability to sell a hotel or our Company to a competitor of Marriott International.

In addition to these modifications, we expanded the pool of hotels subject to an existing agreement that allows us to sell assets unencumbered by a Marriott management agreement without the payment of termination fees. The revised pool includes 46 assets, 75% (measured by Earnings Before Interest Expense, Taxes, Depreciation and Amortization, or EBITDA) of which may be sold over approximately a ten-year or greater period without the payment of a termination fee (22.5% (measured by EBITDA) of which can be sold unencumbered by the Marriott brand).

Acquisition Financing and Joint Venture

Marriott International has provided financing to us for a portion of the cost of acquiring properties to be operated or franchised by Marriott International. It is possible that Marriott International may from time to time provide this type of financing in the future. In 2002, Marriott International did not provide us with any new acquisition financing, although one of our subsidiaries remains indebted to Marriott International for acquisition financing from prior years. The amount of such indebtedness at December 31, 2002 was $21 million.

During 2000, we, through our subsidiaries, formed a joint venture with Marriott International, the “Courtyard Joint Venture,” to acquire the partnership interests in Courtyard by Marriott Limited Partnership and Courtyard by Marriott II Limited Partnership for an aggregate payment of approximately $372 million plus interest and legal fees, of which we and one of our subsidiaries contributed approximately $90 million. The Courtyard Joint Venture acquired 120 Courtyard by Marriott properties totaling 17,559 rooms and financed the acquisition with $200 million in non-recourse mezzanine indebtedness borrowed from Marriott International and with cash and other assets contributed by our affiliates and by Marriott International. A subsidiary of Marriott International continues to manage these 120 hotels under long-term management agreements. This investment was consummated in settlement of litigation involving these two limited partnerships, in which we, through our affiliates, served as general partner, rather than as a strategic initiative.

Relationship with Bracewell & Patterson LLP

During 2002 we retained the law firm of Bracewell & Patterson LLP for consultation and lobbying services primarily associated with the passage of the Terrorism Risk Insurance Act of 2002. Edwin R. Bethune, a partner at the firm, is the father-in-law of Christopher Nassetta, our Chief Executive Officer. Total fees paid to Bracewell & Patterson LLP were approximately $187,000 during 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Federal securities laws require directors, executive officers, and owners of more than ten percent of our common stock to file reports with the Securities and Exchange Commission and with the New York Stock Exchange. These reports relate to the number of shares of our common stock that each of those persons beneficially owns, and any changes in their ownership. Except as set forth below, all persons required to file such forms have done so during 2002.

Due to an oversight, Richard E. Marriott did not file a timely report for four separate transactions that were effected in December 2002. Mr. Marriott transferred gifts of 120,576 shares, 31,460 shares and 1,210 shares, respectively, of Host Marriott common stock on December 2, 2002. A distribution of 755,200 shares was also made from the JWM Sr. Charitable Trust on this date, of which Mr. Marriott is deemed to be a beneficial owner of such shares. A report was filed promptly upon the discovery of this oversight.

Due to an oversight, Mr. Donald D. Olinger, the Company’s former Senior Vice President and Corporate Controller, did not file a timely report for the mandatory forfeiture of 79,725 shares of restricted stock shares upon his departure from the Company on December 3, 2002. A report was filed promptly upon the discovery of this oversight.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

If you would like to submit the name of a candidate for the Nominating and Corporate Governance Committee to consider as a nominee for director, you may send your recommendation and a description of the person’s qualifications to the attention of: Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. Recommendations may be sent at any time. The Nominating and Corporate Governance Committee has full discretion in considering its nominations to the Board.

The annual meeting of stockholders for 2004 is tentatively scheduled to be held on May 20, 2004. If you would like to nominate a candidate for director or bring other business before the stockholders at the 2004 annual meeting you must comply with the following requirements:

•	you must notify the Corporate Secretary in writing at the address above no earlier than October 7, 2003, and no later than December 6, 2003; and

•	your proposal must contain all of the information required under our By-laws, a copy of which is available, at no charge, from the Corporate Secretary.

If you wish to submit a proposal to be included in the proxy statement for our 2004 annual meeting, we must receive it no later than December 6, 2003. The proposal must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 and should be sent to the Corporate Secretary at the address above.

OTHER MATTERS

Our Board is not aware of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies received will be voted in accordance with the recommendation of our Board. Discretionary authority with respect to such other matters is granted by execution of the enclosed proxy.

It is important that the proxies be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed proxy card in the enclosed return envelope.

A copy of our 2002 Annual Report has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

We have filed an Annual Report on Form 10-K for the year ended December 31, 2002 with the Securities and Exchange Commission. You may obtain, free of charge, a copy of the Form 10-K (excluding exhibits) by writing to the Corporate Secretary, Host Marriott Corporation, 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland 20817-1109. We will charge an amount equal to the reproduction cost if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ ELIZABETH A. ABDOO

Elizabeth A. Abdoo

Corporate Secretary

Dated: April 7, 2003

Appendix A

HOST MARRIOTT CORPORATION AUDIT COMMITTEE CHARTER

Purpose

The purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Host Marriott Corporation (the “Company”) with its oversight responsibilities regarding the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, the independence of the Company’s outside auditor and the performance of the Company’s outside auditor and internal audit function. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, the other members of the Board, the outside auditor, the internal auditor and the management of the Company.

In the exercise of its oversight, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain under the oversight of management and the outside auditor. Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Maryland General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the members of the Committee under the Maryland General Corporation Law to rely, in discharging their oversight role, on the records of the Company and on other information presented to the Committee, the Board or the Company by its officers or employees or by outside experts such at the outside auditor.

Membership

The Committee shall be composed of three or more members of the Board. The members shall be appointed by action of the Board, upon recommendation by the Nominating and Corporate Governance Committee and shall serve at the discretion of the Board. Each Committee member shall satisfy the requirements of The New York Stock Exchange. At least one member of the Committee shall satisfy the “audit committee financial expert” requirements of the Securities and Exchange Commission, as determined by the Board in its business judgment, or the Company shall disclose in its periodic reports required pursuant to the Securities Exchange Act of 1934 the reasons why at least one member of the Committee is not an “audit committee financial expert.”

Committee Organization and Procedures

1.    The members of the Committee shall appoint a Chair of the Committee by majority vote. The Chair (or in his or her absence, a member designated by the Chair) shall preside at all meetings of the Committee. The Committee may also create subcommittees, as it deems appropriate, consisting of one or more members who shall report on their activities at the next meeting of the Committee.

2.    The Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

3.    The Committee shall meet as often as may be deemed necessary or appropriate, but not less than four (4) times in each fiscal year, and more frequently as the Committee in its discretion deems desirable.

4.    The Committee may, in its discretion, include in its meetings members of the Company’s financial management, representatives of the outside auditor, the senior internal auditor and other financial personnel employed or retained by the Company.

5.    The Committee shall, periodically, meet with the outside auditor and the senior internal auditor in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee shall likewise meet privately with management, as it deems appropriate.

6.    The Committee may, in its discretion, use the services of the Company’s regular corporate legal counsel with respect to legal matters or, at its discretion, retain outside legal counsel if it determines that such counsel is necessary or appropriate under the circumstances. The Committee may also, in its discretion, retain the services of any other experts, accountants, and other advisors that it deems necessary or appropriate to assist the Committee in the performance of its functions. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisor retained by the Committee.

Oversight Responsibilities

Outside Auditor

7.    The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the outside auditor in connection with the audit of the Company’s annual financial statements and related services. In this regard, the Committee shall have the sole authority to appoint and retain the outside auditor and shall periodically, but at least annually, evaluate the performance of the outside auditor and, if necessary, replace the outside auditor. As appropriate, the Committee shall submit the appointment of the outside auditor for stockholder approval at any meeting of stockholders. The outside auditor shall report directly to the Committee.

8.    The Committee shall approve in advance all audit engagement fees and terms of engagement and shall approve in advance all audit and non-audit services to be provided by the outside auditor. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the outside auditor. By approving the audit engagement, an audit service within the scope of the engagement shall be deemed to have been approved in advance. The Committee shall establish policies and procedures for the engagement of the outside auditor to perform non-audit services (including pre-approval of such services). The Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that decisions to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

9.    The Committee shall receive from the outside auditor, at least annually, a written statement delineating all relationships between the outside auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that, in the view of the Committee, may affect the objectivity and independence of the outside auditor. If the Committee determines that further inquiry is advisable, the Committee shall take any appropriate action in response to the outside auditor’s independence.

10.    The Committee shall receive from the outside auditor, at least annually, a written report describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the outside auditor, and any steps taken to deal with any such issues.

11.    The Committee shall confirm with the outside auditor that the outside auditor is in compliance with the partner rotation requirements established by the SEC. The Committee shall further consider whether the Company should adopt a rotation of the annual audit among auditing firms.

Annual Audit

12.    The Committee shall meet with the outside auditor and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed.

13.    The Committee shall review[1] and discuss the audited financial statements with the management of the Company and the outside auditor, including (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles; (ii) any significant reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the effects of alternative GAAP methods on the Company’s financial statements; (iii) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; and (iv) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”

14.    The Committee shall discuss with the outside auditor the matters required to be discussed by Statement on Auditing Standards No. 61 as then in effect including, among others, (i) the methods used to account for any significant unusual transactions reflected in the audited financial statements; (ii) the effect of significant accounting policies in any controversial or emerging areas for which there is a lack of authoritative guidance or a consensus to be followed by the outside auditor; (iii) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates; and (iv) any disagreements with management over the application of accounting principles, the basis for management’s accounting estimates or the disclosures in the financial statements.

15.    The Committee shall, based on the review and discussion in paragraph 13 above, and based on the disclosures received from the outside auditor regarding its independence and discussions with the auditor regarding such independence in paragraph 9 above, conclude whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit.

16.    The Committee shall review and discuss with the Company’s CEO and CFO the basis for the certifications required by the rules and regulations of the Securities and Exchange Commission to be provided in the Company’s Form 10-K filing.

Quarterly Review

17.    The Committee shall review and discuss the quarterly financial statements with the management of the Company, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

18.    The outside auditor is required to review the interim financial statements to be included in any Form 10-Q of the Company using professional standards and procedures for conducting such reviews, as established by generally accepted auditing standards as modified or supplemented by the Securities and Exchange Commission, prior to the filing of the Form 10-Q. The Committee shall discuss with management and the outside auditor in person, at a meeting, or by conference telephone call, the results of the quarterly review including such matters as significant adjustments, management judgments, accounting estimates, significant new accounting policies and disagreements with management.

19.    The Committee shall review and discuss with the Company’s CEO and CFO the basis for the certifications required by the rules and regulations of the Securities and Exchange Commission to be provided in the Company’s Form 10-Q filings.

[1]	Auditing literature, particularly, Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent accountants. The members of the Audit Committee are not independent accountants, and the term “review” as used in this Audit Committee Charter is not intended to have this meaning. Consistent with footnote 47 of the SEC Release No. 34-42266, any use in this Audit Committee Charter of the term “review” should not be interpreted to suggest that the Committee members can or should follow the procedures required of auditors performing reviews of interim financial statements.

20.    The Committee shall review and discuss with management corporate polices and procedures as to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies, including the use of “non-GAAP financial measures.” The primary purpose of these discussions is to provide guidelines for the types of information to be disclosed and the type of presentation to be made. The Committee may, but is not required, to discuss in advance of publication each earnings release or each instance in which the Company provides earnings guidance. The Chair (or in his or her absence, a member designated by the Chair) may represent the entire Committee for purposes of this discussion.

Internal Controls

21.    The Committee shall meet as often as deemed necessary or appropriate, but not less than annually, to discuss with the outside auditor and the senior internal auditor the adequacy and effectiveness of the accounting and financial controls of the Company and the Company’s disclosure controls and procedures, and consider any recommendations for improvement of any such control procedures.

22.    The Committee shall discuss with the outside auditor and with management any letter of recommendation provided by the outside auditor and any other significant matters brought to the attention of the Committee by the outside auditor as a result of its annual audit. The Committee should allow management adequate time to consider any such matters raised by the outside auditor. The Committee shall also review with the outside auditor any difficulties encountered by the auditor in the course of its audit work and shall discuss all such issues with management.

Internal Audit

23.    The Committee shall discuss at least annually with the senior internal auditor the activities and organizational structure of the Company’s internal audit function and the qualifications of the primary personnel performing such function.

24.    Management shall furnish to the Committee a summary of audit reports prepared by the senior internal auditor of the Company.

25.    The Committee shall, at its discretion, meet with the senior internal auditor to discuss any reports prepared by him or her or any other matters brought to the attention of the Committee by the senior internal auditor manager.

26.    The internal auditor shall be granted unfettered access to the Committee.

Other Responsibilities

27.    The Committee shall conduct an annual performance evaluation and shall similarly review and reassess the Committee’s Charter at least annually. The Committee shall submit any recommended changes to the Board for its consideration.

28.    The Committee shall provide the report for inclusion in the Company’s Annual Proxy Statement required by Item 306 of Regulation S-K of the Securities and Exchange Commission.

29.    The Committee, through its Chair, shall report periodically, as deemed necessary or desirable by the Committee, but at least annually, to the full Board regarding the Committee’s actions and recommendations, if any.

30.    The Committee shall establish clear hiring policies for employees and partners, and former employees and partners, of the Company’s outside auditor.

31.    The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

PROXY

                           HOST MARRIOTT CORPORATION
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD TUESDAY, MAY 13, 2003, 11:00 A.M.

The undersigned appoints Elizabeth A. Abdoo and Christopher J. Nassetta, or either of them, as proxies. Each shall have power to appoint his or her substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 26, 2003 at the Annual Meeting of
Stockholders to be held on May 13, 2003, or any adjournment thereof.

Nominees for election as directors for three-year terms expiring at the 2006
Annual Meeting:

Robert M. Baylis
Ann McLaughlin Korologos
Terence C. Golden

Nominee for election as a director for a two-year term expiring at the 2005
Annual Meeting:

Judith A. McHale

COMMENTS OR CHANGE OF ADDRESS

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(If you have written in the above space,
please mark the corresponding box on the
reverse side of this card)

------------
SEE REVERSE
   SIDE
------------

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                             Detach Proxy Card Here

                [LOGO OF HOST MARRIOTT CORPORATION APPEARS HERE]
                        6903 Rocklege Drive, Suite 1500
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD TUESDAY, MAY 13, 2003

The Annual Meeting of Stockholders of Host Marriott Corporation will be held on
Tuesday, May 13, 2003, at 11:00 a.m. in Salon III at The Ritz-Carlton, Tysons
Corner, located at 1700 Tysons Boulevard, McLean, Virginia. Doors to the meeting will open at 10:30 a.m.

At the meeting, stockholders will be asked to consider and vote on the following proposals:

Proposal 1: Election of Robert M. Baylis, Ann McLaughlin Korologos and Terence
            C. Golden as directors for three-year terms expiring at the 2006
            Annual Meeting and Judith A. McHale as a director for the
            remainder of the term expiring at the 2005 Annual Meeting;

Proposal 2: Ratification of the appointment of KPMG LLP as independent auditors of the Company to serve for the 2003 calendar year; and

Proposal 3: Consideration of a stockholder proposal regarding the annual election of all directors.

Stockholders will also transact other business if any is properly brought before the Annual Meeting.

If you were a stockholder of record at the close of business on March 26, 2003, you may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing this proxy card to us in the envelope provided.

                                By order of the Board of Directors,
                                Elizabeth A. Abdoo
                                Corporate Secretary

        Please mark your                                               |_  3562
  X     votes as in this
        example.

This proxy when properly executed will be voted in the manner directed herein.
If no direction is made, this proxy will be voted FOR election of directors, FOR proposal 2 and AGAINST proposal 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the
Annual Meeting or any adjournment thereof.

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        The Board of Directors Recommends a vote FOR proposals 1 and 2.
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                                FOR    WITHHELD
1. Election of
   Directors (see
   Reverse)

For, except vote withheld from the following nominee(s):

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                                FOR    AGAINST    ABSTAIN
2. Ratification of
   appointment of
   KPMG, LLP as
   independent auditors

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          The Board of Directors Recommends a vote AGAINST proposal 3.
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                                FOR    AGAINST    ABSTAIN
3. Stockholder proposal for
   the annual election of all
   directors

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                                        I WILL ATTEND THE ANNUAL MEETING

                                        CHANGE OF ADDRESS/
                                        COMMENTS ON REVERSE SIDE.

SIGNATURE(S)                                                  DATE
            --------------------------------------------------    --------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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                     Please carefully detach here and return
                   this proxy in the enclosed reply envelope.

                                ADMISSION TICKET

                           HOST MARRIOTT CORPORATION

                         ANNUAL MEETING OF STOCKHOLDERS
                     Tuesday, May 13, 2003, 11:00 a.m. EDT

                   The Ritz-Carlton, Tysons Corner, Salon III
                             1700 Tysons Boulevard
                                McLean, Virginia

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                                     AGENDA
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                            1. ELECTION OF DIRECTORS
                                       .
                          2. RATIFICATION OF KPMG LLP
                            AS INDEPENDENT AUDITORS
                                       .
                       3. STOCKHOLDER PROPOSAL FOR ANNUAL
                           ELECTION OF ALL DIRECTORS
                                       .
                         TRANSACTION OF OTHER BUSINESS
                    AS MAY PROPERLY COME BEFORE THE MEETING.

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It is important that your shares be represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

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  If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this Admission Ticket to the
           Host Marriott Corporation representative at the entrance.

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